AGREEMENT OF PURCHASE AND SALE

                         BY AND BETWEEN

                ARDEN REALTY LIMITED PARTNERSHIP,

            a Maryland limited partnership ("BUYER")

                               AND

                 PROPERTY ASSET MANAGEMENT INC.,

                a Delaware corporation ("SELLER")

                       TABLE OF CONTENTS


                                                             Page


1.   Certain Basic Definitions

2.   Sale of Property: Purchase Price

3.   Escrow: Closing Conditions.

4.   Leasing.

5.   Delivery and Possession

6.   Commissions

7.   Damage or Destruction: Condemnation

8.   Seller's Representations and Warranties

9.   Buyer's Representations and Warranties

10.  Default.

11.  Waiver of Trial by Jury.

12.  Attorney's Fees

13.  Notices

14.  Amendment; Complete Agreement

15.  Governing Law

16.  Severability.

17.  Counterparts, Headings and Defined Terms

18.  Time of the Essence

19.  Waiver.

20.  Third Parties

21.  Additional Documents

22.  Independent Counsel

23.  Condition of Property

24.  No Warranties

25.  Governmental Approvals

26.  Release

27.  Assignment

28.  Successors and Assigns

29.  Exhibits

30.  No Reservation of Property.

31.  Duty of Confidentiality

32.  Audit Rights

           AGREEMENT OF PURCHASE AND SALE


THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made as of November 22, 1996 ("Effective Date"), by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Buyer") and PROPERTY ASSET MANAGEMENT INC., a Delaware corporation (together with its successors and assigns, collectively, "Seller").

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                           AGREEMENT

1.   Certain Basic Definitions.  For purposes of this
Agreement, the following terms shall have the following definitions:

     1.1       Buyer's Address means 9100 Wilshire Boulevard,
     Suite 700 East, Beverly Hills, CA  90212.

     1.2 Close of Escrow. The date the Escrow (as hereinafter defined) closes.

     1.3 Closing Date means the date the close of escrow occurs, which shall be November 26, 1996.

     1.4 Contingency Period means the period commencing on the Effective Date and expiring at 5:00 P.M., Pacific Standard Time, on November 25, 1996.

     1.5       Deposit means the amount of One Hundred Thousand
     Dollars ($100,000).

     1.6 Escrow Holder means the Walnut Creek, California office of First American Title Insurance Company.

     1.7 Escrow Holder's Address means 1850 Mt. Diablo Blvd., Suite 300, Walnut Creek, California 94596.

     1.8       Purchase Price means the sum of Thirteen Million
     Dollars ($13,000,000).

     1.9 Real Property means the real property known as 300 E. Magnolia Blvd. and 333 No. Glenoaks Blvd., Burbank, California, which real property is more particularly described in Exhibit "A".

     1.10      Seller's Address means c/o GMAC Capital Mortgage
     Corporation, 550 California Street, 12th Floor, San Francisco, California 94104, Attention: Duane Hewlett.

2.   Sale of Property: Purchase Price.

     2.1 Sale of Property. Seller shall sell the Real Property and all buildings and other improvements located on the Real Property ("Improvements" and, together with the Real Property and all right, title and interest of Seller in and to the Leases, defined below, and in any supplies, furniture, fixtures and equipment located on the Real Property and Improvements, are collectively referred to herein as the "Property") to Buyer, and Buyer shall purchase the Property from Seller, for the Purchase Price on the terms and conditions of this Agreement.

     2.2 Purchase Price. The Purchase Price shall be payable as follows:

          2.2.1 Deposit. The Deposit shall be delivered by Buyer to Escrow Holder upon execution of this Agreement, in the form of cash or cashier's check drawn on good and sufficient funds on a federally insured bank in the State of California and made payable to the order of Escrow Holder, and shall be deposited by Escrow Holder pursuant to the provisions of Section 3.1. The Deposit, plus accrued interest thereon, shall be refunded to Buyer if any of the conditions in Section 3.3 are not satisfied or waived by Buyer and Buyer notifies Seller and Escrow Holder in writing that Buyer is terminating this Agreement pursuant to
          Section 3.5 of this Agreement within one (1) calendar day after the expiration of the Contingency Period. Upon the satisfaction or waiver by Buyer of the conditions in Section 3.3, the Deposit shall belong to Seller and immediately upon the Closing, Escrow Holder shall pay Seller the amount of the Deposit without further written instructions to Escrow Holder.

          2.2.2 Balance. Buyer shall deposit into Escrow an amount in immediately available federal funds equal to the Purchase Price minus the Deposit during the period the Deposit was in Escrow ("Cash Balance"), as reduced by the amount of any credits due, or increased by the amount of any items chargeable to, Buyer under this Agreement. Buyer shall deposit the Cash Balance into Escrow in the form of immediately available federal funds before the Closing Date (or such earlier date as is required by Escrow Holder) such that Escrow Holder will be in a position to disburse the cash proceeds to Seller on the Closing Date.

     2.3 Interest. All funds received from or for the account of Buyer shall be deposited by Escrow Holder in an interest-bearing account with a federally insured state or national bank or savings and loan association ("Account") located in California and approved in writing by Seller.

3.   Escrow: Closing Conditions.

     3.1 Escrow. Upon the execution of this Agreement by Buyer and Seller, the parties shall open an escrow ("Escrow") for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement. Not later than two (2) business days prior to the Closing Date, Buyer and Seller shall each deposit with Escrow Holder written instructions covering the Close of Escrow. In the absence of such instructions, Escrow Holder shall be authorized to invest the Deposit in accordance with
     Section 2.3 above.

     3.2 Closing Date. The Escrow shall close on the Closing Date, provided that all conditions to the Close of Escrow set forth in this Agreement have been satisfied or waived in writing by the party intended to be benefitted thereby.

     3.3 Buyer's Conditions to Closing. The Close of Escrow is subject to and contingent on the satisfaction of the following conditions:

          3.3.1 Inspection. Buyer's approval of the physical condition of the Property at Buyer's sole cost and expense within the Contingency Period.

               (a) Buyer shall have the right to commence Buyer's physical inspection of the Property within three (3) business days following the Effective Date upon two (2) business days prior notice to Seller and after Seller's receipt of written evidence that Buyer has procured the insurance required by
               Section 3.3.1(c), which may be a certificate of insurance. Buyer's physical inspection of the Property shall be conducted during normal business hours at a time mutually acceptable to Buyer and Seller. Such inspection shall be conducted in a manner that does not disturb the present tenants and occupants of the Property and Buyer and Buyer's agent shall perform inspections only while accompanied by one or more representatives of Seller.

               (b) Buyer acknowledges that prior to the expiration of the Contingency Period: (i) Buyer has or will have conducted such surveys and inspections, and made such boring, percolation, geologic, environmental and soils tests and other studies of the Property; and (ii) Seller has provided Buyer with adequate opportunity to make such inspection of the Property (including an inspection for zoning, land use, environmental and other laws, regulations and restrictions) as Buyer has, in Buyer's discretion, deemed necessary or advisable as a condition precedent to Buyer's purchase of the Property and to determine the physical, environmental and land use characteristics of the Property, including without limitation, its subsurface) and its suitability for Buyer's intended use.

               (c) Buyer shall obtain or cause its consultants to obtain, at Buyer's sole cost and expense prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance covering any and all liability of Buyer and Seller with respect to or arising out of any investigative activities. Such policy of insurance shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Buyer, Buyer's employees, agents, contractors, suppliers, consultants or other related parties. Such policy of insurance shall have liability limits of not less than Three Million Dollars ($3,000,000) combined single limit per occurrence for bodily injury, personal injury and property damage liability. Such insurance policy shall name Seller as an additional insured and shall be in form and substance and issued by an insurance company licensed to do business in the State of California and satisfactory to Seller.

               (d) Buyer shall protect, indemnify, defend and hold the Property, Seller and Seller's officers, directors, shareholders, participants, affiliates, employees, representatives, invitees, agents and contractors free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys' fees and court costs, resulting from Buyer's inspection and testing of the Property, including, without limitation, repairing any and all damages to any portion of the Property, arising out of or related (directly or indirectly) to Buyer's conducting such inspections, surveys, tests, and studies. Buyer shall keep the Property free and clear of any mechanics' liens or materialmen's liens related to Buyer's right of inspection and the activities contemplated by
               Section 3.3.1. The Buyer's indemnification obligations set forth herein shall survive the Close of Escrow and shall not be merged with the Deed (as hereinafter defined) and shall survive the termination of this Agreement and Escrow prior to the Close of Escrow.

               (e) It is understood by the parties that Seller does not make any representation or warranty, express or implied, as to the accuracy or completeness of any information contained in Seller's files or in the documents produced by Seller, including, without limitation, any environmental audit or report. Buyer acknowledges that Seller and Seller's affiliates shall have no responsibility for the contents and accuracy of such disclosures, and Buyer agrees that the obligations of Seller in connection with the purchase of the Property shall be governed by this Agreement irrespective of the contents of any such disclosures or the timing or delivery thereof.

          3.3.2          Preliminary Title Report.  Buyer's approval of
          (i) a current extended coverage, owner's preliminary title report for the Real Property issued by First American Title Insurance Company ("Title Company") (which together with legible copies of all exceptions are collectively referred to as the "PTR"), and
          (ii) all exceptions to title described in Schedule B of the PTR.

               (a) Within ten (10) calendar days after execution of this Agreement, Seller shall deliver to Buyer a copy of the PTR. If Buyer does not expressly object in writing to any exception or other matter in the PTR by the end of the Contingency Period, then Buyer shall be deemed to have approved the PTR and all exceptions set forth therein. Buyer and Seller agree that Buyer shall have until the end of the Contingency Period to review the PTR in its entirety, including, without limitation, the legal description of the Real Property and all title exceptions referred to in the PTR. If Buyer disapproves of any item in the PTR within the Contingency Period, then Buyer shall so notify Seller in writing, specifying in detail the reasons for Buyer's disapproval.

               (b) If Buyer disapproves of any item in the PTR within the Contingency Period, Buyer shall have the right either (i) to waive such exceptions to title, and proceed to take title to the Real Property subject to such exceptions, without any deduction or offset in the Purchase Price, and without any cause of action against Seller, or (ii) to terminate this Agreement and the Escrow by giving written notice of such termination to Seller and to Escrow Holder, on or before the end of the Contingency Period. Buyer's failure to provide Seller or Escrow Holder with such written notice of termination on or before the end of the Contingency Period shall constitute Buyer's election under clause
               (i) above.

          3.3.3 Due Diligence Items. Buyer's approval of all Due Diligence Items (as defined below) within the Contingency Period. Seller shall deliver to Buyer or make available for Buyer's review copies of the items ("Due Diligence Items") set forth in Sections (a) through (h).

               (a) Any building plans, drawings and specifications in Seller's actual possession relating to the Property ("Building Plans").

               (b) All written rental agreements, leases and occupancy agreements in Seller's actual possession currently affecting the Property ("Leases").

               (c) A rent statement ("Rent Statement") prepared by Seller containing: (i) the current rental income and rent payment dates under each of the Leases; (ii) the date through which rent has been paid by each of the tenants ("Tenants") under the Leases; (iii) the commencement and expiration date of each of the Leases; and (iv) the amount of all deposits ("Tenant Deposits") held by Seller under each of the Leases.

               (d) All property management, landscaping, air conditioning, janitorial and other service contracts relating to the Property, if any, that are in Seller's actual possession and that will remain in effect after the Closing ("Service Contracts").

               (e)            PTR, as defined in Section 3.3.2.

               (f) The Phase I environmental report dated August 24, 1995, prepared by ATEC Associates, Job No. 45-07-09500182 ("Environmental Report").

               (g) Any income statement or balance sheet, if any, in Seller's actual possession, regarding the operation of the Property ("Operating Statements").

               (h) Any other documents in Seller's actual possession reasonably requested in writing by Buyer that bind the Property or materially affect its use, provided such documents are not confidential, proprietary or privileged.

               3.3.4     Estoppel Certificates.

               Buyer's receipt of tenant estoppel certificates substantially in the form of Exhibit "F" ("Tenant Estoppel Certificates") for Tenants occupying 85% of the square footage of the Improvements and by all Tenants occupying 3,500 or more square feet therein on or before the end of the Contingency Period. Buyer hereby acknowledges that Buyer shall rely on the information set forth in any Tenant Estoppel Certificate and such information shall supersede the information provided to Buyer in the Rent Statement.

     3.4 Approval Procedure. Buyer shall notify Seller of Buyer's disapproval, if at all, of the matters described in Sections 3.3.1, 3.3.2, 3.3.3 and 3.3.4 by written notice delivered to Seller and Escrow Holder within the applicable time periods specified in such Sections, but in no event later than the one (1) calendar day after the expiration of the Contingency Period. Buyer's failure to disapprove any of the matters described in Sections 3.3.1. 3.3.2, 3.3.3 and 3.3.4 in the manner and within the applicable time periods provided for herein shall be deemed Buyer's approval of such matter and waiver of such condition.

     3.5       Termination.

          3.5.1 Termination Upon Disapproval. This Agreement shall terminate at Buyer's option upon Buyer's disapproval of any of the matters described in Sections 3.3.1, 3.3.2, 3.3.3 and 3.3.4, within the time period specified in such Section for such approval, but in no event later than one (1) calendar day after the expiration of the Contingency Period. In no event shall Buyer have the right to disapprove any such item any later than one (1) calendar day after the expiration of the Contingency Period. Upon termination of this Agreement pursuant to this
          Section 3.5.1: (a) each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination; (b) Escrow Holder shall return all documents to the respective parties who delivered such documents to Escrow; (c) Escrow Holder shall return all funds deposited into Escrow by Buyer together with any accrued interest on such funds; (d) Buyer shall pay Escrow Holder's title and escrow cancellation fees; (e) Buyer shall return to Seller all Due Diligence Items in Buyer's possession; (f) Buyer shall deliver to Seller all reports generated by Buyer or at Buyer's direction in connection with Buyer's due diligence; and
          (g) except as provided in Section 1, the respective obligations of Buyer and Seller under this Agreement shall terminate; provided, however, notwithstanding the foregoing, Buyer's indemnity obligations under Section 3.3.1(d) and Buyer's obligations under Section 31 shall survive any such termination of the Agreement, and the termination of this Agreement shall not release any other indemnity obligation of Buyer.

          3.5.2 Good Faith Determination. Buyer shall approve or disapprove the matters described in Sections 3.3.1, 3.3.2, 3.3.3 and 3.3.4, according to the good faith judgment of Buyer.

     3.6       Title and Title Insurance.

          3.6.1 Deed. Seller shall convey title to the Real Property and Improvements to Buyer by grant deed in the form of Exhibit "B" attached hereto ("Grant Deed").

          3.6.2 Assignment of Leases. Seller shall assign, without recourse, to Buyer Seller's right, title and interest in the Leases, subject to any rights of consent as provided therein, pursuant to an assignment in the form of Exhibit "C" attached hereto ("Assignment of Leases").

          3.6.3 Assignment of Service Contracts. Seller shall assign, without recourse, to Buyer, Seller's right, title and interest in the Service Contracts, subject to any rights of consent as provided therein, pursuant to an assignment in the form of Exhibit "D" attached hereto ("Assignment of Service Contracts").

          3.6.4 Bill of Sale. Seller shall quitclaim, without recourse, all of Seller's right, title and interest, if any, to the tangible personal property owned by Seller and used in the operation of the Property pursuant to a Bill of Sale in the form of Exhibit "E" attached hereto ("Bill of Sale").

          3.6.5 Buyer's Title Policy. At the Close of Escrow, Escrow Holder shall cause the Title Company to issue to Buyer a 1987 ALTA Extended Coverage Owner's Policy of Title Insurance ("ALTA Title Policy") which:

               (a) shall be written with liability in the amount of the Purchase Price; and

               (b) shall insure title to the Property, to be vested in Buyer, subject only to the following exceptions ("Permitted Exceptions"): (i) the standard printed exceptions set forth in the Title Policy; (ii) general and special real property taxes and assessments for the current fiscal year, a lien not yet due and payable; (iii) the Leases; (iv) such other exceptions as Buyer has approved or is deemed to have approved pursuant to
               Section 3.3.2; and (v) any exceptions directly or indirectly caused by Buyer.

          3.6.6 ALTA Policy. Buyer shall pay for the difference between the cost of the ALTA Policy and a 1988 CLTA Standard Coverage Owner's Policy of Title Insurance ("Title Policy") and for the cost of any other increase in the amount or scope of title insurance if Buyer elects to increase the amount or scope of title insurance coverage provided in the Title Policy. Buyer shall pay for all endorsements not included in the Title Policy. Buyer shall pay for the cost of any survey that the Title Company requires for issuance of such ALTA Policy.

     3.7       Closing Costs and Charges.

          3.7.1 Seller's Costs. Seller shall pay (a) all expenses and charges incurred in connection with the discharge of delinquent taxes, if any, which may be required in order for the Title Company to issue the Title Policy in accordance with
          Section 3.6.5; (b) all documentary transfer taxes payable in connection with the transfer of the Property; (c) the premium for the Title Policy; and (d) one-half (1/2) of Escrow Holder's fees in connection with the Escrow.

          3.7.2 Buyer's Costs. Buyer shall pay (a) all recording fees payable in connection with the transfer of the Property; and
          (b) one-half (1/2) of Escrow Holder's fees in connection with the Escrow.

          3.7.3 Other Costs. All other costs, if any, shall be apportioned in the customary manner for real property transactions in the County where the Real Property is located.

     3.21 Deposit of Documents and Funds by Seller. Not later than two (2) business days prior to the Closing Date, Seller shall deposit the following items into Escrow, each of which shall be duly executed and acknowledged by Seller where appropriate.

          3.8.1          The Deed.

          3.8.2          A counterpart of the Assignment of Leases.

                         3.8.3     A counterpart of the
                    Assignment of Service Contracts.

          3.8.4     A counterpart of the Bill of Sale.

               3.8.5 An affidavit sworn by an officer of Seller to the effect that Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Sections 18805 and 26131 of the California Revenue and Taxation Code, as amended ("Certification").

               3.8.6     A Real Estate Withholding Exemption
          Certificate, California Form 590-RE ("Exemption
          Certificate").

               3.8.7     Other documents that may reasonably be
          required by Escrow Holder to close the Escrow in accordance with this Agreement.

     3.9 Deposit of Documents and Funds by Buyer. Not later than two (2) business days prior to the Closing Date, Buyer shall deposit the following items into Escrow, each of which shall be duly executed and acknowledged by Buyer where appropriate:

          3.9.1 The Cash Balance, reduced by the amount of any credits due to Buyer under this Agreement, and increased by the amount of all items chargeable to Buyer under this Agreement.

          3.9.2          A counterpart of the Assignment of Leases.

          3.9.3          A counterpart of the Assignment of Service
          Contracts.

          3.9.4          A counterpart of the Bill of Sale.

          3.9.5 Other documents and funds that may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement.

     3.10 Delivery of Documents and Funds at Closing. Provided that all conditions to Closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the party intended to be benefitted thereby, on the Closing Date Escrow Holder shall conduct the Closing by recording or distributing the following documents and funds in the following manner:

          3.10.1 Recorded Documents. Record the Deed in the Official Records of the County in which the Real Property is located.

          3.10.2 Buyer's Documents. Deliver to Buyer: (a) the ALTA Policy; (b) the original Certification; (c) an original counterpart of the Assignment of Leases, executed by Seller;
          (d) an original counterpart of the Assignment of Service Contracts, executed by Seller; (e) an original counterpart of the Bill of Sale, executed by Seller; (f) the original Exemption Certificate; and (g) an original counterpart and an endorsed copy of the recorded Deed, executed by Seller.

          3.10.3 Seller's Documents. Deliver to Seller: (a) an original counterpart of the Assignment of Leases, executed by Buyer; (b) an original counterpart of the Assignment of Service Contracts, executed by Buyer; (c) an original counterpart of the Bill of Sale, executed by Buyer; and (d) an original counterpart and an endorsed copy of the recorded Deed executed by Buyer.

          3.10.4 Purchase Price. Deliver to Seller the Purchase Price, plus such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.

     3.11      Prorations and Adjustments.

          3.11.1 Taxes. Seller and Buyer shall prorate real property taxes and assessments on the Real Property and Improvements as of the Close of Escrow for the current fiscal year based on the most current official real property tax information available from the County Assessor's office where the Real Property is located or other assessing authorities; or the declarant or owners' association under any declaration of covenants, conditions and restrictions encumbering the Real Property. If real property tax and assessment figures for the current fiscal year are not available, real property taxes shall be prorated based on the real property taxes for the previous fiscal year. Seller shall pay any real property taxes attributable to the period of Seller's ownership of the Property. Seller reserves the right to meet with governmental officials and to contest any reassessment concerning or affecting Seller's obligations under this Section 3.11.1.

          3.11.2 Rent. Seller and Buyer shall prorate rental income and all other amounts payable by Tenants under the Leases based on the actual rental income that has been paid, and other amounts that have been paid under the Leases (excluding delinquent amounts) as shown in the Rent Statement as of the Close of Escrow unless superseded by any information set forth in any written notice from Seller to Escrow Holder and Buyer. In the event that as of the Closing Date, any Tenant is delinquent in the payment of rent, and reimbursements for common area maintenance, operating expenses or real or personal property taxes that accrued prior to the Closing Date, including such amounts that have been billed but remain unpaid as at the Closing Date, said delinquent sums shall remain the property of Seller and no proration with respect thereto shall be made as of the Close of Escrow. Buyer will use its best efforts to collect all such delinquent sums and remit the balance thereof, if any, to Seller. Buyer shall advise Seller of all such collection efforts including sending Seller copies of all correspondence and memos and similar documentation with respect thereto. Further, Seller may and, if requested by Seller to do so, Buyer will, seek legal relief on behalf of Seller for the collection of such delinquent rent. Buyer shall not take or permit to be taken any action which could compromise, settle, release or otherwise impair any claim or right of Seller with respect to any such delinquent sums.

          3.11.3 Security Deposits. There shall be a credit or adjustment against the Purchase Price for any Tenant Deposits held by Seller as indicated on the Rent Statement.

          3.11.4         Utilities and Other Expenses.

               (a) Utilities. Seller shall notify all water, gas, electric and other utility companies servicing the Real Property and Improvements (collectively, "Utility Companies") of the sale of the Property to Buyer and shall request that all Utility Companies send Seller a final bill for the period ending on the last day prior to the Close of Escrow. Buyer shall notify all Utility Companies servicing the Real Property and Improvements that as of the Close of Escrow, Buyer shall own the Property and that all utility bills for the period commencing on the Close of Escrow are to be sent to Buyer. In addition to the Purchase Price, Buyer shall pay to Seller the amount of all utility deposits that are on deposit with utility companies and Seller shall assign to Buyer all of Seller's right, title and interest in any such utility deposits. If any of the Utility Companies sends Seller or Buyer a bill for a period in which the Close of Escrow occurs, Buyer and Seller shall prorate such bills outside the Escrow. In connection with such proration, it shall be presumed that utility charges were uniformly incurred during the billing period.

               (b) Past Due Operating Expenses. Buyer and Seller shall prorate outside of Escrow all past due expenses of operating the Property which are applicable to any period prior to the Close of Escrow in accordance with Section 3.11.2, based upon actual days elapsed. Seller shall have the right to review and copy Buyer's books and records in order to facilitate any such proration or collection by either party.

          3.11.5 Prorations. All prorations shall be made as of the Close of Escrow on the basis of the actual days of the month in which the Closing occurs. All rents, income and profits derived from the Property, if any, along with all expenses (other than taxes addressed in Section 3.11.1) shall be prorated at the Closing with appropriate debits and credits to the accounts of Buyer and Seller so that, as between Buyer and Seller, Seller shall receive, as appropriate, all of the same to the extent duly allocable to the period ending on the date immediately prior to the Closing Date, and Buyer shall receive, as appropriate, all of the same to the extent duly allocable to the period commencing upon the Closing Date.

          3.11.6 Credit for Roof. Buyer shall receive a credit against the purchase price of Fifty Thousand Dollars ($50,000) for repairs to be made by Buyer to the roof of the Improvements.

4.   Leasing.

     4.1 Leasing. Seller shall have the right to enter into any proposed lease affecting the Property ("Proposed Lease") or to modify any existing lease (a "Lease Modification"), subject to Buyer's right of approval, as described below. Provided Buyer is not in default under this Agreement, prior to signing each Proposed Lease and prior to executing any Lease Modification, Seller shall submit the Proposed Lease or Lease Modification to Buyer for Buyer's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall notify Seller in writing of Buyer's approval or disapproval of each Proposed Lease or Lease Modification submitted to Buyer within five (5) business days after Buyer's receipt thereof. Buyer's failure to disapprove any Proposed Lease or Lease Modification in accordance with the procedure and within the five
     (5) business day period specified in this Section 4.1 shall be deemed to constitute Buyer's approval of such Proposed Lease or Lease Modification. Any notice of disapproval of a Proposed Lease or Lease Modification by Buyer shall set forth in detail Buyer's specific objections thereto. Seller may submit a Proposed Lease or Lease Modification to Buyer for approval after Seller's execution thereof, provided the Proposed Lease or Lease Modification contains appropriate conditions regarding Buyer's approval of the Proposed Lease or Lease Modification.

     4.2 Leasing After Closing Date. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have the right without Buyer's approval to enter into any Proposed Lease or Lease Modification if for any reason Escrow has not closed by the Closing Date.

     4.3 Leasing Expenses. All leasing expenses for Proposed Leases or Lease Modifications entered into after the Effective Date and approved by Buyer pursuant to Section 4.1 hereof including for the completion of tenant improvements and payment of tenant allowances and payment of broker's commission, shall be prorated between Seller and Buyer so that, as between Buyer and Seller, Seller shall bear as appropriate, all of the sums to the extent duly allocable to the period ending on the date immediately prior to the Closing Date, and Buyer shall bear, as appropriate, all of the sums to the extent duly allocable to the period commencing on the Closing Date. If Buyer disapproves any Proposed Lease or Lease Modification, Seller nonetheless shall have the right to execute any such Proposed Lease or Lease Modification and Seller shall bear all leasing expenses in connection therewith including, without limitation, leasing commissions, tenant improvements and concessions (including those due after the Close of Escrow). Upon the Close of Escrow, Buyer shall assume all obligations of Seller under or in connection with any of the Leases, regardless of when such obligations actually arose, including for the completion of tenant improvements and payment of tenant improvement allowances, and payment of broker's commissions.

     4.4 Operation of Property. Between the date of the execution of this Agreement and the Closing, Seller shall:
     (i) maintain the Property in its present condition, ordinary wear and tear excepted; (ii) maintain all casualty, liability and hazard insurance currently in force with respect to the Property; and (iii) operate, manage and enter into contracts with respect to the Property, in the same manner done by Seller prior to the Effective Date, maintaining present services and sufficient supplies and equipment for the operation and maintenance of the Property in the same manner as prior to the Effective Date; provided, however, that Seller shall not enter into any service contract that cannot be terminated within thirty (30) days.

5. Delivery and Possession. Seller shall deliver possession of the Property to Buyer at the Close of Escrow, subject to the rights of the Tenants under the Leases.

6. Commissions. Buyer and Seller each represent and warrant to the other that they are unaware of any commission, finder's fee or brokerage fee arising out of the transactions contemplated by this Agreement. Buyer shall indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in connection with claims for any such commissions, finders' fees or brokerage fees arising out of Buyer's conduct or the inaccuracy of the foregoing representation and/or warranty of Buyer.

7.   Damage or Destruction: Condemnation.

     7.1 Uniform Act. This Agreement shall be governed by the Uniform Vendor and Purchaser Risk Act as set forth in
     Section 1662 of the California Civil Code ("Act") as supplemented by this Section 7. For purposes of the Act, (a) a taking by eminent domain of a portion of the Property shall be deemed to affect a "material part" of the Property if the estimated value of the portion of the Property taken exceeds ten percent (10%) of the Purchase Price, and (b) the destruction of a "material part" of the Property shall be deemed to mean an insured or uninsured casualty to the Property following Buyer's inspection of the Property and prior to the Close of Escrow having an estimated cost of repair which equals or exceeds ten percent (10%) of the Purchase Price.

     7.2 Definitions. The phrase "estimated value" shall mean an estimate obtained from a M.A.I. appraiser, who has at least five (5) years experience evaluating property located in the County where the Real Property is located, similar in nature and function to that of the Property, selected by Seller and approved by Buyer, and the phrase "estimated cost of repair" shall mean an estimate obtained from an independent contractor selected by Seller and approved by Buyer. Buyer shall not unreasonably withhold, condition or delay Buyer's approval under this Section.

     7.3 Notice; Credit to Buyer. Buyer shall have the right to terminate this Agreement if all or a material part of the Property is destroyed without fault of Buyer or a material part of the Property is taken by eminent domain. Buyer shall give written notice of Buyer's election to terminate this Agreement under the Act within five (5) business days after Buyer first learns of any damage to or condemnation of the Property which entitles Buyer to terminate this Agreement. If Buyer does not give such notice, then this Agreement shall remain in effect and upon the Close of Escrow, Seller shall assign to Buyer (a) any insurance proceeds payable with respect to such damage; or
     (b) the entire award payable with respect to such condemnation proceeding, whichever is applicable.

8. Seller's Representations and Warranties. Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

     8.1       Seller's Existence and Authority.

          (a) Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation.

          (b) Seller has the full power and authority to execute, deliver and perform its obligations under this Agreement.

     8.2 Section 1445(f) IRC. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

9. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

     9.1 If Buyer is other than an individual, Buyer is duly organized, validly existing, and in good standing under the laws of the state of its formation.

     9.2 Buyer has the full power and authority to execute, deliver and perform Buyer's obligations under this Agreement.

     9.3 This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles affecting creditors' rights generally or the rights of buyers and sellers of real or personal property generally.

     9.4 The execution, delivery and performance of Buyer's obligations under this Agreement and the consummation of the transactions contemplated hereby (i) will not result in a breach or violation of any contract, commitment or restriction to which Buyer is a party or by which Buyer is bound; and (ii) do not require any consent, approval or other authorization of any person, entity or authority not previously obtained.

10.  Default.

     10.1      Liquidated Damages - Deposit.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF BUYER HAS NOT TERMINATED THIS AGREEMENT WITHIN ONE (1) CALENDAR DAY AFTER THE EXPIRATION OF THE CONTINGENCY PERIOD AND IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED FOR ANY REASON OTHER THAN SELLER'S DEFAULT UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AND ALL INTEREST ACCRUED THEREON AS SELLER'S LIQUIDATED DAMAGES. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE PRIOR TO THE EXPIRATION OF THE CONTINGENCY PERIOD, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS' FEES, NOR WAIVE OR AFFECT SELLER'S RIGHTS AND BUYER'S OBLIGATIONS UNDER SECTIONS 3.3.1(D), 7, 26 AND/OR 31 OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE
     SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

            SELLER'S INITIALS:/s/ MW   BUYER'S INITIALS: /s/ RSZ

     10.1 Default by Seller. If the Property is not conveyed to Buyer as and when required by the terms of this Agreement solely by reason of a default by Seller, or if Seller should otherwise be in default under this Agreement, Buyer shall have such rights and remedies as may exist under this agreement, or at law or in equity, including, without limitation, the right to specific performance and/or damages; provided, however, in no event shall Buyer have the right to receive consequential damages or damages on account of any lost profits.

     10.2 No Contesting Liquidated Damages. As material consideration to each party's agreement to the liquidated damages provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provisions for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made.

     10.3 Remedies. If either party breaches its obligations hereunder, then the other party may, without terminating this Agreement, suspend performance until such breach is cured. If Buyer breaches this Agreement, Seller may terminate this Agreement and retain the Deposit as liquidated damages without waiving any of Seller's other rights and remedies. The obligations of Seller under this Agreement shall be without recourse to the assets of any officer, shareholder, director, or employee of Seller or any parent company, affiliate or subsidiary of Seller.

11. Waiver of Trial by Jury. Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

12. Attorney's Fees. If any action or proceeding or arbitration is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding or arbitration, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in addition to any other relief awarded by the court or arbitrator.

13. Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective upon the earliest of the following to occur: (a) when delivered to the recipient; or (b) three (3) business days after deposit in a sealed envelope in the United States mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the recipient as set forth below. All notices to Seller shall be sent to Seller's Address. All notices to Buyer shall be sent to Buyer's Address. All notices to Escrow Holder shall be sent to Escrow Holder's Address. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.
The foregoing addresses may be changed by written notice given in accordance with this Section 13.

14. Amendment; Complete Agreement. All amendments and supplements to this Agreement must be in writing and executed by Buyer and Seller. This Agreement contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement. This Agreement has been drafted through a joint effort of the parties and their counsel and, therefore, shall not be construed in favor of or against either of the parties.

15. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

16. Severability. If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

17.  Counterparts, Headings and Defined Terms.  This
Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement. Unless expressly stated to the contrary, all references to "days" in this Agreement mean calendar days, and "business days" mean calendar days excluding Saturdays, Sundays, and California state bank holidays.

18. Time of the Essence. Time is of the essence of this Agreement.

19. Waiver. No waiver by Buyer or Seller of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.

20. Third Parties. This Agreement is entered into for the sole benefit of Buyer and Seller and their respective permitted successors and assigns. No party other than Buyer and Seller and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.

21. Additional Documents. Each party agrees to perform any further acts and to execute and deliver such further documents which may be reasonably necessary to carry out the terms of this Agreement.

22. Independent Counsel. Buyer and Seller each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance.
Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

23. Condition of Property. Buyer represents and warrants that, as specified in Section 3.3.1 hereof, Buyer has, or shall have inspected and conducted tests and studies of the Property, and that Buyer is familiar with the general condition of the Property. Buyer understands and acknowledges that the Property may be subject to earthquake, fire, floods, erosion, high water table, dangerous underground soil conditions, hazardous materials and similar occurrences that may alter its condition or affect its suitability for any proposed use. Seller shall have no responsibility or liability with respect to any such occurrence. Buyer represents and warrants that Buyer is acting, and will act only, upon information obtained by Buyer directly from Buyer's own inspection of the Property. Notwithstanding anything to the contrary contained in this Agreement, the suitability or lack of suitability of the Property for any proposed or intended use, or availability or lack of availability of (a) permits or approvals of governmental or regulatory authorities, or (b) easements, licenses or other rights with respect to any such proposed or intended use of the Property shall not affect the rights or obligations of the Buyer hereunder.

24.   No Warranties.  The Property is purchased and sold "AS
IS". The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between parties familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Buyer shall have the benefit of, and is relying upon, no statements, representations or warranties whatsoever, made by or enforceable against Seller relating to the condition, operations, dimensions, descriptions, soil condition, suitability, compliance or lack of compliance with any state, federal, county or local law, ordinance, order, permit or regulation, or any other attribute or matter of or relating to the Property, including, without limitation, (i) the structural integrity of the Improvements, (ii) the conformity of the Improvements to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to Buyer, (iii) the conformity of the Property to past, current or future applicable zoning or building code requirements, (iv) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, (v) the sufficiency of any undershoring, (vi) the sufficiency of any drainage, (vii) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (viii) the existence or non-existence of toxic or hazardous wastes or materials or friable asbestos or asbestos containing construction materials in, on or about the Property, (ix) any other matter affecting the stability or integrity of the land, or any buildings or improvements situated on or as part of the Property, (x) the fitness or suitability of the Property for Buyer's intended use,
(xi) the potential further development of the Property, (xii) the existence of vested land use, zoning or building entitlements affecting the Property. Buyer represents, warrants and covenants to Seller that, except for Seller's express representations and warranties specified in this Agreement, Buyer is relying solely upon Buyer's own investigation of the Property. If Seller obtains or has obtained the services, opinions or work product of surveyors, architects, engineers, Escrow Holder, governmental authorities or any other person or entity with respect to the Property, Buyer and Seller agree that Seller shall do so only for the convenience of both parties, and the reliance by Buyer upon any such services, opinions or work product shall not create or give rise to any liability of or against Seller. Buyer acknowledges that Buyer has reviewed and approved the Environmental Report.

25. Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zone change, variance, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Property prior to the Close of Escrow, and Buyer agrees not to do so without Seller's prior written approval, which approval may be withheld in Seller's sole and absolute discretion. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Close of Escrow unless first approved by Seller, which approval Seller may withhold in Seller's sole discretion. Buyer's obligation to purchase the Property shall not be subject to or conditioned upon Buyer's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

26. Release. Buyer shall rely solely upon Buyer's own inspection of the Property in determining the Property's physical condition. Buyer waives Buyer's right to recover from and hereby releases Seller, Seller's parent company, affiliates and subsidiaries, and their respective directors, officers, participants, employees and agents, any and all damages, losses, liabilities, costs or expenses whatsoever, and claims therefor, whether direct or indirect, known or unknown, or foreseen or unforeseen, which may arise from or be related to (i) the physical condition of the Property and/or (ii) the Property's compliance, or lack of compliance with any federal, state or local laws or regulations applicable thereto, and all regulations, rulings, and orders promulgated or adopted pursuant thereto. Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR
DOES NOT KNOW TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE
RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY
AFFECTED THE SETTLEMENT WITH THE DEBTOR.

In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance hereunder.

Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 26. Seller and Buyer have each initialed this
Section 26 to further indicate their awareness and acceptance of each and every provision hereof.

               SELLER'S INITIALS:/s/ MW  BUYER'S INITIALS:/s/ RSZ

27. Assignment. Buyer may assign its rights and obligations hereunder to an entity controlled by or under common control with Buyer without obtaining Seller's prior written consent. In no event shall any such assignment relieve Buyer from its obligations under this Agreement. Any other purported or attempted assignment or delegation without obtaining Seller's prior written consent shall be void and of no effect.

28. Successors and Assigns. Subject to the restrictions on transfer set forth in Section 28, this Agreement shall be binding upon and inure to the benefits of the heirs, successors and assigns of the parties hereto. In no event shall Buyer have any right to delay or postpone the Closing to create a partnership, corporation or other form of business association or to obtain financing to acquire title to the Property or to coordinate with any other sale, transfer, exchange or conveyance.

29. Exhibits. Each reference to an exhibit in this Agreement shall mean the exhibit attached to this Agreement.
Each such exhibit is incorporated herein by this reference.

30. No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Buyer and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by Buyer and Seller. Buyer understands and agrees that Seller shall have the right to continue to market the Property and/or to negotiate with other potential purchasers of the Property until the expiration of the Contingency Period and the satisfaction or waiver in writing of all conditions to the obligations of Buyer under this Agreement.

31. Duty of Confidentiality. Buyer and Seller covenant, represent and warrant that each shall keep all information and/or reports obtained from the other, or related to or connected with the Property, the other party, or this transaction, confidential and will not disclose any such information to any person or entity without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. This covenant shall terminate upon the Close of Escrow. The parties agree to issue a joint press release upon the Close of Escrow.

32. Audit Rights. At Buyer's request at any time from and after the date hereof until the date that is one (1) year after the Closing, Seller shall, at Buyer's expense, provide to Buyer's designated independent auditor access to the books and records of the Property, regarding the period for which Buyer is required to have audited financial statements prepared with respect to the Property as may be required by the Securities and Exchange Commission, to the extent that such books, records and related information are in Seller's possession or control and relate to the period during which Seller held title to the Property.

IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Agreement as of the date first written above.

                    BUYER:

                    ARDEN REALTY LIMITED PARTNERSHIP,
                    a Maryland limited partnership

                    By: /s/ Richard S. Ziman
                        Richard S. Ziman,
                        Chairman of the Board and
                        Chief Executive Officer


                    SELLER:

                    PROPERTY ASSET MANAGEMENT INC.
                    a Delaware corporation

                    By: /s/ M. Walsh

                         Its: Senior Vice President


The Company hereby agrees to furnish supplementally the ommitted exhibits and schedules to the Commission upon request.